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                            Thermo Cardiosystems Inc.
                            -------------------------
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                            Thermo Cardiosystems Inc.
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Investor Contact: 781-622-1111
Media Contact: 781-622-1252


             Thermo Cardiosystems to Proceed With Thoratec Merger

WOBURN, Mass., February 9, 2001 - The board of directors of Thermo Cardiosystems Inc. (ASE:TCA) has determined not to terminate the company's previously announced merger agreement with Thoratec Laboratories Corporation (NASDAQ:THOR). Under the terms of the merger agreement, the board had the right to terminate the agreement if the average closing price of Thoratec common stock for the 20-day period ended February 6, 2001, was less than $14.00.

      "We are pleased to be moving ahead with a merger that satisfies our two primary objectives - aligning the company with a strategic partner, Thoratec, that will promote the continued growth of our business, while also maximizing value for all Thermo Cardiosystems shareholders, including Thermo Electron," said R. Michael Kleine, chief executive officer of Thermo Cardiosystems. "We firmly believe that combining these two companies would create a world-class medical technology company, providing immediate benefits to our customers and, over the longer term, creating additional value for our shareholders."

      "Thermo Cardiosystems has a long, proud history of leadership in the market for heart-assist technology, with a tremendous opportunity to address a broader population of patients with our currently approved HeartMate(R) devices and next-generation systems in development," Mr. Kleine continued. "We are pursuing an ambitious strategic plan, defined by the REMATCH trial and our ongoing development of HeartMate II and HeartMate III, that will allow us to build on the company's core strengths. We believe that joining forces with Thoratec will accelerate our pursuit of these objectives."

      Under the terms of the merger agreement, which was announced on October 3, 2000, each issued and outstanding share of Thermo Cardiosystems stock will be exchanged for 0.835 shares of newly issued Thoratec stock. The agreement also includes a provision that allowed Thermo Cardiosystems to terminate the merger if the average closing price of Thoratec stock during the 20-day period between January 9, 2001, and February 6, 2001, was less than $14.00. Thoratec had the right to terminate the agreement if the average closing price of its common stock over the same period was less than $11.00. The average closing price for this period was $12.07.

      The transaction is subject to approval by shareholders of both Thermo Cardiosystems and Thoratec, and other usual conditions. Shareholders of both companies are scheduled to meet separately on February 13, 2001. As part of the agreement, Thermo Cardiosystems' parent company and majority shareholder, Thermo Electron Corporation (NYSE:TMO), will vote its shares in favor of the transaction. If the merger is approved, the companies expect to complete the transaction promptly after the shareholder meetings.

     Upon completion of the merger, Thermo Electron will own approximately 34 percent of Thoratec. Thermo Electron has agreed to certain restrictions on the sale of the Thoratec shares it receives in this transaction. These restrictions lapse gradually over the 18-month period immediately following the closing of the transaction, with no sales permitted prior to four months after the closing. Thermo


                                     -more-

Cardiosystems will continue to operate its facilities in Massachusetts, New Jersey, and California. Thermo Cardiosystems had revenues of $83.7 million in calendar 2000, and Thoratec reported revenues of $30.4 million for the same period. The combined company will have approximately 700 employees.

      Thermo Cardiosystems Inc. is a leader in the research, development, and manufacture of implantable left ventricular-assist systems (LVAS). Its air-driven and electric HeartMate heart-assist devices are implanted alongside the natural heart and take over the pumping function of the left ventricle for patients whose hearts are too damaged or diseased to produce adequate blood flow. Both devices are approved for commercial sale in the United States, Europe, and Canada. The company also supplies whole-blood coagulation testing equipment and related disposables, as well as single-use skin-incision devices. Thermo Cardiosystems is a public subsidiary of Thermo Electron. More information is available at http://www.thermocardio.com.

      Thoratec Laboratories Corporation is engaged in the research, development, manufacturing and marketing of medical devices for circulatory support and vascular graft applications. The Thoratec(R) VAD System is the only ventricular-assist device that is approved for use both as a bridge to transplant and for recovery from open-heart surgery. The company's Vectra(TM) vascular access graft, which is used in patients undergoing hemodialysis, is approved for sale in the U.S., Europe, Japan and a number of other countries. Its Aria(TM) coronary artery bypass graft, which is designed for use by patients having too few suitable native blood vessels, is currently in clinical trials in the U.S and Canada. For additional information about Thoratec, visit the company's web site at http://www.thoratec.com.

Other Important Information:
The proposed merger and the merger agreement between Thermo Cardiosystems and Thoratec are described in a joint proxy statement/prospectus that has been filed with the Securities and Exchange Commission. You should read this document because it contains important information about the transaction, including the participants in the transaction. You can obtain the joint proxy statement/prospectus and other documents (including the merger agreement) that have been filed with the Securities and Exchange Commission for free on the Securities and Exchange Commission's Web site at http://www.sec.gov. Also, if you write us or call us at the below address and phone number, we will send you the joint proxy statement/prospectus for free when it is available.

      You can call us at (781) 622-1111, or write to us at:

      Investor Relations Department
      Thermo Cardiosystems Inc.
      81 Wyman Street, P.O. Box 9046
      Waltham, MA 02454-9046

The portions of this news release that relate to future plans, events, or performance are forward-looking statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to the proposed transaction between Thermo Cardiosystems and Thoratec and the benefits thereof, government regulatory approval processes, and market acceptance of new products. These factors, and others, are discussed more fully under the heading "Risk Factors" in Thoratec's Registration Statement on Form S-4 [File No. 333-49120] filed with the Securities and Exchange Commission on December 29, 2000, and in both companies' other filings with the Securities and Exchange Commission. Actual results, events, or performance may differ materially. These forward-looking statements speak only as of the date hereof. None of Thermo Cardiosystems, Thoratec, or Thermo Electron undertakes any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

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